EXHIBIT 10.60

September 28, 2015

TPR Associates, L.L.C.
Attn: Robert Goldfarb
5 Two Mile Road, PO Box 945
Farmington, CT 06034-0945

RE: Exercise of Extension Option

Lease dated March 8, 2000, as modified by Modification of Lease Agreement dated December 2, 2001 and Second Modification of Lease dated November 5, 2007 (collectively, the "Lease") for a property known as 539 Technology Park Drive, Torrington, CT (the "Premises")

Dear Robert:
This letter shall confirm that FuelCell Energy, Inc., "Tenant" under the above described Lease, has elected to exercise its right described in Section 3 of the Second Modification of Lease dated November 5, 2007, to extend the term of the Lease for the period January 1, 2016 through and including December 31, 2020 (the "Extension Period").

Landlord understands and agrees, and by Landlord's signature below you confirm back to us, that the Base Annual Rental amount to be paid by Tenant to Landlord during the Extension Period shall be hereby amended to be $373,750.00 per year payable in equal monthly installments of $31,145.83 payable in advance on the first day of each and every month without prior demand by Landlord.

Landlord further understands and agrees, and by Landlord's signature below you confirm back to us, that the terms and conditions and Base Annual Rent of the Extension Period shall be superseded if and when a Third Modification of Lease is executed in accordance with the executed Term Sheet dated July 30, 2015.

Please sign below to confirm your agreement with this letter and return a fully executed copy to us for our records.

Signature Page Follows

Very truly Yours,

FuelCell Energy, Inc.

By: /s/ Michael S. Bishop

Name: Michael S. Bishop

Title: Sr. Vice President & CFO, Duly Authorized

Agreed and accepted by:

TRP Associates, L.L. C.

By: Goldfarb Associates Limited Partnership, Its Member

By: /s/ Robert Goldfarb

Date: 9/28/15

Robert Goldfarb, Its General Partner, Duly Authorized